UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2007
Pacific Sunwear of California, Inc.
(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation)	0-21296 (Commission File Number)	95-3759463 (I.R.S. Employer Identification No.)

3450 East Miraloma Avenue Anaheim, California (Address of Principal Executive Offices)		92806-2101 (Zip Code)
(714) 414-4000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX
EXHIBIT 10.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed in the Current Report on Form 8-K of Pacific Sunwear of California, Inc. (the “Company”) filed with the Securities and Exchange Commission on June 11, 2007, Wendy Burden, the Company’s former Chief Operating Officer, separated employment with the Company effective as of June 8, 2007. On June 19, 2007, the Company entered into a separation agreement with Ms. Burden (the “Separation Agreement”). A copy of the Separation Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference. The summary of the Separation Agreement set forth below is qualified in its entirety by reference to the text of the Separation Agreement.
Under the Separation Agreement and subject to certain terms and conditions set forth therein, the Company will pay Ms. Burden a severance payment of $46,163 per month for twelve months. Accordingly, the Company will incur pre-tax charges of approximately $0.6 million in the Company’s fiscal quarter ending August 4, 2007 with respect to the compensation arrangements set forth in the Separation Agreement. Ms. Burden’s right to each payment is subject to her continued compliance with certain confidentiality and non-solicitation covenants in favor of the Company. Ms. Burden has agreed to take reasonable efforts to seek other employment and any amounts earned by Ms. Burden from a new employer during the next twelve months will result in a dollar-for-dollar reduction in the Company’s severance obligation under the Separation Agreement. In addition, the Separation Agreement includes Ms. Burden’s general release of claims against the Company.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description
10.1	Separation Agreement, dated as of June 19, 2007, between Pacific Sunwear of California, Inc. and Wendy Burden.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFIC SUNWEAR OF CALIFORNIA, INC. (Registrant)
Date: June 19, 2007	By:	/s/ GERALD M. CHANEY
Gerald M. Chaney
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Separation Agreement, dated as of June 19, 2007, between Pacific Sunwear of California, Inc. and Wendy Burden.

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